Pricing Supplement dated October 11, 2005 	                Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                   File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	              TOYOTA MOTOR CREDIT CORPORATION

               Medium-Term Note, Series B - Floating Rate
_______________________________________________________________________________
Principal Amount: $305,000,000		  Trade Date: October 11, 2005
Issue Price: 100%			  Original Issue Date: October 14, 2005
Initial Interest Rate:  See "Additional   Net Proceeds to Issuer: $304,878,000
 Terms of the Notes -- Interest"	  Principal's Discount
Interest Payment Period: Quarterly	 	  or Commission: 0.04%
Stated Maturity Date: October 15, 2007
_______________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note	     [ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note		   (Fixed Rate Commencement
              (Fixed Interest Rate): 		    Date):
  [ ]  Other Floating Rate Note			   (Fixed Interest Rate):
              (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
            [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
            [X]  LIBOR	     [ ]  Treasury Rate	      [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                     [X]  Telerate Page: 3750

  Initial Interest Reset Date: January 17, 2006	  Spread (+/-): -0.03%
  Interest Rate Reset Period: Quarterly		  Spread Multiplier:  N/A
  Interest Reset Dates: See "Additional Terms 	  Maximum Interest Rate: N/A
     of the Notes - Interest"
  Interest Payment Dates: See "Additional Terms   Minimum Interest Rate:  N/A
     of the Notes - Interest"			  Index Maturity: 3 month
	 					  Index Currency:  U.S. dollars
Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from October 14, 2005 to October 15, 2007
  [ ]  Other (see attached)

Redemption:
  [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A
Repayment:
  [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

	                             ___________________________

                                    Banc of America Securities LLC
                                         Barclays Capital Inc.
                                          Merrill Lynch & Co.

                                   ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Interest

            The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on October 12, 2005 minus 0.03%.

            The Interest Reset Dates shall be as follows: January 17, 2006, April 15, 2006, July 15, 2006, October 15, 2006, January 15, 2007,
April 15, 2007 and July 15, 2007. The Interest Payment Dates shall be as follows: January 17, 2006, April 15, 2006, July 15, 2006, October 15, 2006,
January 15, 2007, April 15, 2007, July 15, 2007 and the Maturity Date.

Plan of Distribution

            Under the terms of and subject to the conditions of an Appointment Agreement dated September 19, 2005 and an Appointment Agreement Confirmation dated October 11, 2005 (collectively, the "BOA Agreement") between TMCC and Banc of America Securities LLC ("BOA"), BOA, acting as principal, has agreed to purchase and TMCC has agreed to sell $250,000,000 in principal amount of the Notes at 99.96% of their principal amount.

            Under the terms of and subject to the conditions of an Appointment Agreement dated January 19, 2005 and an Appointment Agreement Confirmation dated October 11, 2005 (collectively, the "Barclays Agreement") between TMCC and Barclays Capital Inc. ("Barclays"), Barclays, acting as principal, has agreed to purchase and TMCC has agreed to sell $5,000,000 in principal amount of the Notes at 99.96% of their principal amount.

            Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (the "Distribution Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell $50,000,000 in principal amount of the Notes at 99.96% of their principal amount.

          BOA, Barclays and Merrill may each resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

            Under the terms and conditions of the BOA Agreement, the Barclays Agreement and the Distribution Agreement, the obligations of BOA, Barclays and Merrill to purchase the Notes are several and not joint, and in the event of a default by any of BOA, Barclays or Merrill, TMCC will issue the notes to the other dealer(s) and the size of the offering will be correspondingly reduced. Under the terms and conditions of the BOA Agreement, the Barclays Agreement and the Distribution Agreement, each of BOA, Barclays and Merrill is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation are taken.